SECURITIES AND EXCHANGE COMMISSION

                              Washington, D.C.  20549


                                      FORM 15


           Certification and Notice of Termination of Registration under
             Section 12(g) of the Securities Exchange Act of 1934 or
               Suspension of Duty to File Reports Under Sections 13
                 and 15(d) of the Securities Exchange Act of 1934.

                          Commission File Number   0-1667
                                                   ------

                       Mid-West Spring Manufacturing Company
                       -------------------------------------
              (Exact name of registrant as specified in its charter)

       1404 Joliet Road, Unit C, Romeoville, Illinois 60441; (630) 739-3800
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     (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                   Common Stock
                                   ------------
             (Title of each class of securities covered by this Form)

                                       None
                                       ----
    (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)   [X]      Rule 12h-3(b)(1)(ii)   [ ]
           Rule 12g-4(a)(1)(ii)  [ ]      Rule 12h-3(b)(2)(i)    [ ]
           Rule 12g-4(a)(2)(i)   [ ]      Rule 12h-3(b)(2)(i)    [ ]
           Rule 12g-4(a)(2)(ii)  [ ]      Rule 15d-6             [ ]
           Rule 12h-3(b)(1)(i)   [X]

       Approximate number of holders of record as of the certification or
  notice date.   279
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       Pursuant to the requirements of the Securities Exchange Act of 1934,
  Mid-West Spring Manufacturing Company has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


  Date:  December 30, 1996
	                            By: /s/ Michael B. Curran
                                 ------------------------------------
                        	            Michael B. Curran,
                             				    Chief Financial Officer